Getty Images Reports Fourth Quarter and Full Year 2025 Results
•Delivered full-year revenue of $981.3 million, well above upper end of guidance and the highest reported revenue in the Company’s 30-year history
•Full-year revenue growth of 4.5%, currency neutral growth of 3.8%
•Q4 revenue growth of 14.1%, currency neutral growth of 12.7%
•Shutterstock merger has obtained regulatory clearance without conditions in all jurisdictions except UK, where the CMA’s final report is due by June 14

New York, NY, March 16, 2026 – Getty Images Holdings, Inc. (“Getty Images” or the “Company”) (NYSE: GETY), a preeminent global visual content creator and marketplace, today reported financial results for the fourth quarter and full year ended December 31, 2025.

“In our 30th anniversary year we delivered record revenue, with growth across both Creative and Editorial,” said Craig Peters, Chief Executive Officer at Getty Images. “In a year defined by volatility in the broader market, our performance demonstrates the durability of our business model – powered by high-quality content, deep customer relationships, exclusive partnerships and access, and a diversified revenue mix. We enter 2026 with a resilient business, a strong pipeline of long-term deals and a differentiated offering which makes Getty Images the partner of choice now and into the future.”

“With Revenue and Adjusted EBITDA both well above the high-end of our guidance, we ended 2025 with incredible momentum,” said Jenn Leyden, Chief Financial Officer. “As we enter 2026, we are well positioned to leverage the foundational strengths of our business with the added tailwind of a strong editorial events calendar to continue building on this momentum.”

Fourth Quarter 2025 Financial Summary:
•Revenue of $282.3 million increased 14.1% year over year and 12.7% on a currency neutral basis.
◦Creative revenue of $149.0 million, up 4.6% year over year and up 3.1% on a currency neutral basis.
◦Editorial revenue of $109.4 million, up 21.4% year over year and 19.9% on a currency neutral basis.
◦Other revenue of $23.9 million, up 61.3% year over year and 61.3% on a currency neutral basis.
◦The increase in revenue across Creative, Editorial, and Other includes impacts from the signing of two significant licensing agreements, one with display rights for pre-shot content and the other covering use of our data and creative content, both of which included meaningful revenue recognized in an accelerated manner.
◦Annual Subscription Revenue as a percentage of total revenue decreased to 48.6%, from 54.9% in Q4’24, with the step back in mix driven by the two significant licensing agreements signed in the quarter that are not included in subscription revenue. This was a formulaic step back and not an indication of the health of the subscription business, which excluding the impact from those deals would have been 56.6% of total revenue.
•Net Loss of $90.9 million, compared to a Net Income of $24.7 million in Q4’24. Included in the Q4’25 results are:
◦$60.0 million decrease in income from operations primarily due to $79.1 million increase in loss on litigation and a $4.7 million increase in merger related expenses,
◦$20.4 million increase in interest expense due to higher rates on our refinanced debt and incremental interest expense tied to the debt raised in connection with the merger financing, and
◦$46.4 million decrease in foreign exchange loss primarily due to revaluation of the Euro Term Loan.
•Net Loss Margin for Q4’25 was 32.2% compared to Net Income Margin of 10.0% in Q4’24.
•On a non-GAAP basis, adjusted Net Loss* was $4.3 million, as compared to $7.3 million adjusted Net Income* in Q4’24.
•Adjusted EBITDA* of $104.1 million, up 29.1% year over year and up 27.2% on a currency neutral basis, due primarily to strong revenue growth and the Company’s continued ability to maintain strong profitability. Adjusted EBITDA Margin* was 36.9%, up from 32.6% in Q4’24.
•Adjusted EBITDA less capex* was $91.1 million, up 39.1% year over year and up 38.3% on a currency neutral basis.

Full Year 2025 Financial Summary:
•Revenue of $981.3 million increased 4.5% year over year and 3.8% on a currency neutral basis.
◦Creative revenue of $556.9 million, up 0.7% year over year and up 0.2% on a currency neutral basis.
◦Editorial revenue of $369.6 million, up 6.9% year over year and 6.1% on a currency neutral basis.
◦Other revenue of $54.8 million, up 35.2% year over year and 35.2% on a currency neutral basis.
◦Annual Subscription Revenue as a percentage of total revenue grew to 54.2%, up from 53.8% in 2024.
•Net Loss of $206.2 million, compared to a Net Income of $39.5 million in 2024. Included in the 2025 results are:
◦$115.0 million increase in foreign exchange loss primarily due to revaluation of the Euro Term Loan,
◦$96.9 million decrease in income from operations primarily driven by approximately $80.0 million increase in loss on litigation due to the previously disclosed warrant litigation and a $41.9 million increase of merger and acquisition related expenses,
◦$24.7 million increase in interest expense due to higher interest rates on our refinanced debt and incremental interest expense tied to debt raise in connection with the merger financing, and
◦$19.4 million increase in loss on debt extinguishment and expensed financing costs tied to the refinancing of our debt.
•Net Loss Margin was 21.0% compared to Net Income Margin of 4.2% in 2024.
•On a non-GAAP basis, adjusted Net Loss* was $11.1 million, as compared to $49.0 million adjusted Net Income* in the prior year.
•Adjusted EBITDA* of $320.9 million, up 6.9% year over year and up 5.8% on a currency neutral basis. Adjusted EBITDA Margin* was 32.7% in 2025, compared to 32.0% in 2024.
•Adjusted EBITDA less Capex* was $261.3 million, up 7.6% year over year and up 7.0% on a currency neutral basis.

Liquidity and Balance Sheet:
•Net cash provided by operating activities of $20.6 million in Q4’25, compared to $39.7 million in the prior year period.
•Free cash flow* of $7.7 million in Q4’25, compared to $24.6 million in the prior year period, with the decrease due to a $22.4 million increase in cash interest paid.
•Ending cash balance on December 31, 2025 was $90.2 million, down $31.0 million from the ending balance on December 31, 2024 and down $19.4 million from September 30, 2025. The year-on-year decrease was driven in large part by $45.7 million of merger related expenses and $36.4 million of refinancing related fees paid during the year. The Company has $150.0 million available through its Revolver, which remains undrawn, for total available liquidity of $240.2 million.
•Total debt was $2.7 billion, which included $1.2 billion in Senior Secured Notes, Term Loan balance of $537.2 million, consisting of $40.1 million in USD and $497.2 million in USD equivalent of Euros, converted using exchange rates as of December 31, 2025, and $300.0 million in senior unsecured notes.
•In October, the company completed a bond exchange for its $300.0 million of senior unsecured notes, replacing $294.7 million of 9.75% notes due in March 2027 with new 14.0% notes due in March 2028. In addition, the company issued $628.4 million of new 10.5% senior secured notes due 2030 to fund the estimated merger cash consideration, refinance existing Shutterstock debt, and cover anticipated merger related fees and expenses. The proceeds from the merger financing will remain in escrow, subject to the closing of the merger.

* Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capex, and Free Cash Flow are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section below.

Key Performance Indicators (KPIs)
Our KPIs outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction.

	Last Twelve Months Ended December 31,
	2025	2024	Increase / (Decrease)
LTM total purchasing customers (thousands)[1]	689	717	(3.9)%
LTM total active annual subscribers (thousands)[2]	278	314	(11.4)%
LTM paid download volume (millions)[3]	92	93	(1.4)%
LTM annual subscriber revenue retention rate[4]	89.9%	92.9%	-300 bps
Image collection (millions)[5]	609	572	6.5%
Video collection (millions) [5]	36	32	13.0%
LTM video attachment rate[6]	15.9%	16.5%	-60 bps
Annual subscription - includes all subscription products with a duration of 12 months or longer, Unsplash API, and Custom Content.

1 The count of total customers who made a purchase within the reporting period based on billed revenue.
2 The count of customers who were on an annual subscription product during the reporting period.
3 A count of the number of paid downloads by our customers in the reporting period. Excludes downloads from Editorial Subscriptions, Editorial feeds and certain API structured deals, including bulk unlimited deals. Excludes downloads related to an agreement signed with Amazon, as the magnitude of the potential download volume over the deal term could result in significant fluctuations in this metric without corresponding impact to revenue in the same period.
4 This calculates retention of total revenue for customers on an annual subscription product, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior LTM period.
5 A count of the total images and videos in our content library as of the reporting date.
6 A measure of the percentage of total paid customer downloaders who are video downloaders.

Financial Outlook for Full Year 2026
Please note, the Revenue and Adjusted EBITDA guidance reflects the impact of the two multi-year licensing agreements signed in Q4 2025, with approximately $40 million of revenue recognized in an accelerated manner in Q4 2025 creating a challenging comparison for 2026. This is the primary driver in the anticipated declines in revenue and adjusted EBITDA. This impact is timing related and does not reflect underlying demand trends. With this context, the following table summarizes Getty Images’ fiscal year 2026 guidance, including a normalized revenue outlook that excludes the impact of the accelerated revenue recognized in Q4 2025:

	2026 Guidance	Normalized Revenue Growth
Revenue	$948 million to $988 million
Revenue YoY	-3.4% to 0.6%	0.7% to 4.9%
Revenue YoY, Currency Neutral	-4.5% to -0.5%	-0.5% to 3.7%
Adjusted EBITDA	$279 million to $295 million
Adjusted EBITDA YoY	-12.9% to -8.1%	-2.4% to 2.9%
Adjusted EBITDA YoY, Currency Neutral	-13.9% to -9.1%	-3.6% to 1.7%

The guidance has been prepared based on the following foreign currency exchange rates: the Euro at 1.17 and GBP at 1.34.

In addition, the Adjusted EBITDA guidance includes approximately $5.6 million of one-off increases in SG&A as the company continues to work towards accelerated SOX compliance in 2026. This acceleration is required to ensure SOX compliance in anticipation of a 2026 closing of the pending Shutterstock merger.

Previously Announced Merger Agreement with Shutterstock
On January 7, 2025, Getty Images announced that it entered into a merger agreement with Shutterstock to combine in a merger of equals transaction, creating a premier visual content company. The proposed transaction was approved by Shutterstock stockholders on June 10, 2025 and remains subject to other customary closing conditions, including regulatory approval.

On April 2, 2025, Getty Images announced that the Company and Shutterstock had each received a Request for Additional Information and Documentary Material (Second Request) from the U.S. Department of Justice in connection with the proposed merger. On February 23, 2026, the companies announced that the DOJ had concluded its review of the companies proposed merger and the applicable waiting period under the Hart-Scott-Rodino Act has expired, without conditions.

Following submission of a briefing paper, on April 22, 2025, the United Kingdom Competition and Markets Authority ("CMA") invited Getty Images to submit a Merger Notice and their review process is ongoing. On October 20, 2025, Getty Images received notice from the CMA of their intent to refer the proposed merger to a Phase 2 review process unless acceptable undertakings to address their competition concerns are offered. On November 3, the CMA announced that despite the offer of a comprehensive package of remedies by Getty Images and Shutterstock, it has referred the merger to a Phase 2 review process.

On February 19, 2026, the CMA issued its interim report as part of its ongoing Phase 2 review, finding that the merger is not expected to result in a substantial lessening of competition in the global stock (creative) content market however the CMA also found that the merger may result in a lessening of competition in the UK editorial market. Getty Images and Shutterstock are actively engaged with the CMA ahead of the CMA’s final decision. The CMA extended the deadline for their final report to June 14th. Based on the merits of the transaction and market realities, Getty Images and Shutterstock remain hopeful that the CMA will reach a conclusion consistent with the DOJ and other regulators around the globe.

Both parties expect the transaction to close in 2026.

For additional information associated with the transaction, please see the Company filings from time to time with the Securities and Exchange Commission.

Webcast & Conference Call Information
The Company will host a conference call and live webcast with the investment community at 4:30 p.m. Eastern Time today, Monday, March 16, 2026, to discuss its fourth quarter and full year 2025 results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.gettyimages.com/. To access the call through a conference line, dial 1-800-245-3047 (in the U.S.) or 1-203-518-9765 (international callers). The conference ID for the call is GETTYQ4. A replay of the conference call will be posted shortly after the call and will be available for fourteen days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 11161025.

About Getty Images
Getty Images (NYSE: GETY) is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with over 600,000 content creators and over 360 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end‑to‑end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

For Company news and announcements, visit our Newsroom.

Forward-Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including: our inability to continue to license third-party content and offer relevant quality and diversity of content to satisfy customer needs; our ability to attract new customers and retain and motivate an increase in spending by our existing customers; our ability to grow our subscriptions business; the user experience of our customers on our websites; the extent to which we are able to maintain and expand the breadth and quality of our content library through content licensed from third-party suppliers, content acquisitions and imagery captured by our staff of in-house photographers; the mix of and basis upon which we license our content, including the price-points at, and the license models and purchase options through, which we license our content; the risk that we operate in a highly competitive market; the risk that we are unable to successfully execute our business strategy or effectively manage costs; our inability to effectively manage our growth; our inability to maintain an effective system of internal controls and financial reporting; the risk that we may lose the right to use “Getty Images” trademarks; our inability to evaluate our future prospects and challenges due to evolving markets and customers’ industries; the legal, social and ethical issues relating to the use of new and evolving technologies, such as Artificial Intelligence and machine learning (collectively, “AI”), including statements regarding AI and innovation momentum; the increased use of AI applications such as generative AI technologies that may result in harm to our brand, reputation, business, or intellectual property; the risk that our operations in and continued expansion into international markets bring additional business, political, regulatory, operational, financial and economic risks; our inability to adequately adapt our technology systems to ingest and deliver sufficient new content; the risk of technological interruptions or cybersecurity breaches, incidents, and vulnerabilities; the risk that any prolonged strike by, or lockout of, one or more of the unions that provide personnel essential to the production of films or television programs, such as the 2023 strike by the writers’ union and the actors’ unions and including its lingering effects, could impact our entertainment business; the inability to expand our operations into new products, services and technologies and to increase customer and supplier awareness of our new and emerging products and services, including with respect to our AI initiatives; the loss of and inability to attract and retain key personnel that could negatively impact our business growth; the inability to protect the proprietary information of customers and networks against security breaches and protect and enforce intellectual property rights; our reliance on third parties; the risks related to our use of independent contractors; the risk that an increase in government regulation of the industries and markets in which we operate could negatively impact our business; the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, higher interest rates, trade wars and restrictions, tariffs, devaluation, the impact of bank failures on the marketplace and the ability to access credit and significant political or civil disturbances in international markets where we conduct business; the risk that claims, judgements, lawsuits and other proceedings that have been, or may be, instituted against us or our predecessors, including pending lawsuits brought against us by former warrant holders, could adversely affect our business; the inability to maintain the listing of our Class A common stock on the New York Stock Exchange; volatility in our stock price and in the liquidity of the trading market for our Class A common stock; the impact of any widespread outbreak of an illness, pandemic or other local or global health issue, natural disasters, or climate change; changes in applicable laws or regulations; the risks associated with evolving corporate governance and public disclosure requirements; the risk of greater than anticipated tax liabilities; the risks associated with the storage and use of personally identifiable information; earnings-related risks such as those associated with late payments, goodwill or other intangible assets; our ability to obtain additional capital on commercially reasonable terms; the risks associated with being an “emerging growth company” and “smaller reporting company” within the meaning of the U.S. securities laws; risks associated with our reliance on information technology in critical areas of our operations; our potential inability to pay dividends for the foreseeable future; the risks associated with additional issuances of Class A common stock without stockholder approval; risks related to our proposed merger with Shutterstock, Inc.; costs related to operating as a public company; and other risks and uncertainties identified in “Item 1A Risk Factors” of our most recently filed Annual Report on Form 10-K (the “2025 Form 10-K”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described under the heading “Item 1A Risk Factors” in our 2025 Form 10-K and in our other filings with the SEC. The risks described under the heading “Item 1A Risk Factors” in our 2025 Form 10-K and other filings with the SEC are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, the statements of belief and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us, as applicable, as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

GETTY IMAGES HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$282,287	$247,324	$981,290	$939,287

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	$71,183	$65,623	$261,315	$253,068
Selling, general and administrative expenses	111,590	105,490	415,968	407,796
Depreciation	16,007	15,059	62,459	58,987
Amortization	577	590	2,304	2,306
Loss on litigation	91,534	12,478	100,498	20,491
Recovery of loss on litigation	—	—	—	—
Other operating expenses – net	15,496	12,207	54,830	15,834
Total operating expenses	306,387	211,447	897,374	758,482
Income from operations	(24,100)	35,877	83,916	180,805

Other (expense) income, net:
Interest expense	(51,198)	(30,790)	(156,175)	(131,408)
Loss on fair value adjustment for swaps – net	—	—	—	(1,459)
Foreign exchange (loss) gain – net	(525)	45,867	(78,882)	36,071
Loss on extinguishment of debt	—	—	(5,474)	—
Other non-operating (expense) income – net	(2,364)	(1,201)	(5,692)	2,946

Total other expense – net	(54,087)	13,876	(246,223)	(93,850)
(Loss) income before income taxes	(78,187)	49,753	(162,307)	86,955
Income tax (expense) benefit	(12,683)	(25,030)	(43,876)	(47,483)

Net (loss) income	(90,870)	24,723	(206,183)	39,472
Less:
Net (loss) income attributable to non-controlling interest	(22)	297	(60)	(61)
Net (loss) income attributable to Getty Images Holdings, Inc.	$(90,848)	$24,426	$(206,123)	$39,533

Net (loss) income per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$(0.22)	$0.06	$(0.50)	$0.10
Diluted	(0.22)	0.06	(0.50)	0.10

Weighted-average Class A common shares outstanding:
Basic	416,105,389	411,441,984	414,344,822	409,144,863
Diluted	416,105,389	414,414,173	414,344,822	414,870,801

GETTY IMAGES HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$90,183	$121,173
Restricted cash	635,124	4,131
Accounts receivable – net of allowance	208,468	151,130
Prepaid expenses	20,786	16,327
Insurance recovery receivable	34,954	45,000
Taxes receivable	10,342	9,577
Other current assets	11,526	11,477
Total current assets	1,011,383	358,815
Property and equipment, net	184,189	177,292
Operating lease right of use assets	24,262	32,453
Goodwill	1,516,265	1,510,477
Intangible assets, net of accumulated amortization	414,699	389,906
Deferred income taxes, net	57,977	63,965
Other assets	31,513	30,800
Total assets	$3,240,288	$2,563,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,231	$99,320
Accrued expenses	89,854	59,938
Income taxes payable	13,772	10,913
Short-term debt - net	696,474	—
Litigation reserves	205,324	110,994
Deferred revenue	188,338	172,090
Total current liabilities	1,307,993	453,255
Long-term debt, net	1,270,888	1,314,424
Lease liabilities	23,553	29,034
Deferred income taxes, net	14,217	24,357
Uncertain tax positions	21,122	22,329
Other long-term liabilities	$1,889	$1,969
Total liabilities	2,639,662	1,845,368
Commitments & contingencies (Note 11)
Class A common stock, $0.0001 par value: 2.0 billion shares authorized; 405.0 million shares issued and outstanding as of December 31, 2023 and 394.8 million shares issued and outstanding as of December 31, 2022	42	41
Additional paid-in capital	2,039,751	2,017,407
Accumulated deficit	(1,429,605)	(1,223,482)
Accumulated other comprehensive loss	(57,646)	(123,770)
Total Getty Images Holdings, Inc. stockholders’ equity	$552,542	$670,196
Non-controlling interest	48,084	48,144
Total stockholders’ equity	600,626	718,340
Total liabilities and stockholders’ equity	$3,240,288	$2,563,708

GETTY IMAGES HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(206,183)	$39,472
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	62,459	58,987
Amortization	2,304	2,306
Foreign currency losses (gain) on foreign denominated debt	56,948	(28,411)
Equity-based compensation	16,856	21,848
Deferred income taxes – net	3,998	4,094
Uncertain tax positions	(1,208)	(2,321)
Impairment of equity method investment	—	7,459
Debt and refinance issuance transaction costs	13,899	2,431
Non-cash fair value adjustment for swaps and foreign currency exchange contracts	—	1,459
Amortization of debt issuance costs	7,508	2,518
Non cash operating lease costs	11,299	11,469
Loss on extinguishment of debt	5,474	—
Other	1,328	3,230
Changes in assets and liabilities:
Accounts receivable	(52,831)	(18,408)
Accounts payable	12,391	(4,759)
Accrued expenses	9,711	14,426
Insurance recovery receivable	10,046	3,615
Litigation reserves	94,330	12,845
Lease liabilities, non-current	(13,391)	(12,423)
Income taxes receivable/payable	5,131	(1,388)
Interest payable	22,133	—
Deferred revenue	11,608	492
Other	(8,620)	(621)
Net cash provided by operating activities	65,190	118,320

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(59,518)	(57,450)
Acquisition of a business, net of cash acquired	—	(15,038)
Other investing activities	—	—
Net cash used in investing activities	(59,518)	(72,488)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt	(1,037,040)	(57,800)
Proceeds from issuance of debt	1,669,272	—
Debt issuance and refinance costs	(59,744)	(3,641)
Proceeds from common stock issuance	3,682	7,878
Cash paid for settlement of employee taxes related to exercise of equity-based awards	—	(2,655)
Net cash provided by (used in) financing activities	576,170	(56,218)

Effects of exchange rates fluctuations	18,161	(5,160)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	600,003	(15,546)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - Beginning of period	125,304	140,850
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - End of period	$725,307	$125,304

Non-GAAP Financial Measures

In order to assist investors in understanding the core operating results that our management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted EBITDA, (2) Adjusted EBITDA Margin, (3) Adjusted EBITDA less capex (4) Adjusted EBITDA less capex Margin, (5) Adjusted Net Income and Adjusted Earnings Per Share and (6) Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results. We also evaluate our revenue and other metrics on an as reported (U.S. GAAP) and currency neutral basis. We believe presenting currency neutral information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are provided below.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA less capex and Adjusted EBITDA less capex Margin

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$(90,870)	$24,723	$(206,183)	$39,472
Depreciation and amortization	16,584	15,649	64,763	61,293
Loss and recovery on litigation, net of recovery	91,534	12,478	100,498	20,491
Other operating expenses – net	15,496	12,207	54,830	15,834
Interest expense	51,198	30,790	156,175	131,408
Fair value adjustments, foreign exchange and other non-operating (expense) income — net[1]	2,889	(44,666)	84,574	(37,558)
Loss on extinguishment of debt	—	—	5,474	—
Income tax expense (benefits)	12,683	25,030	43,876	47,483
Equity-based compensation expense, net of capitalization	4,541	4,394	16,856	21,848
Adjusted EBITDA	104,055	80,605	320,863	300,271
Capex	12,966	15,135	59,518	57,450
Adjusted EBITDA less capex	91,089	65,470	261,345	242,821
Net income (loss) margin	(32.2)%	10.0%	(21.0)%	4.2%
Adjusted EBITDA Margin	36.9%	32.6%	32.7%	32.0%
Adjusted EBITDA less capex margin	32.3%	26.5%	26.6%	25.9%
(1) Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related (expenses) income.

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Share
Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures that we use to provide a more meaningful comparison of our core operating results from period to period. These measures exclude the impact of certain items that we believe are not indicative of our core operating performance. These adjustments include, but are not limited to, foreign exchange gains (losses), net and other non-recurring items. The following table reconciles Net Income (Loss) and Earnings (Loss) Per Share, the most directly comparable GAAP measures, to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share for the periods presented:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income	$(90,870)	$24,723	$(206,183)	$39,472
Add/(less) non-GAAP adjustments:
Equity-based compensation expense	4,541	4,394	16,856	21,848
Tax effect of equity-based compensation expense[1]	(1,230)	(1,119)	(4,370)	(5,574)
Loss on litigation	91,534	12,478	100,498	20,491
Tax effect of loss on litigation, net of recovery[1]	(24,439)	(3,248)	(26,771)	(5,333)
Foreign exchange	525	(45,867)	78,882	(36,071)
Tax effect on foreign exchange (loss) gain – net[1]	(591)	12,866	(23,035)	10,320
Acquisition related costs	8,867	4,134	47,095	5,234
Tax effect of acquisition related costs[1]	(2,594)	(1,076)	(12,481)	(1,362)
Stability AI judgment	5,775	—	5,775	—
Tax effect of Stability AI judgment	(1,538)	—	(1,538)	—
Loss on debt extinguishment and expensed financing costs[1]	$7,865	$—	$19,373	$—
Tax effect of loss on debt extinguishment and expensed financing costs	(2,167)		(5,160)	—
Adjusted net (loss) income	(4,322)	7,285	(11,059)	49,025

Earnings per share:
Diluted earnings per share	$(0.22)	$0.06	$(0.50)	$0.10
Adjusted diluted earnings per share	$(0.01)	$0.02	$(0.03)	$0.12

Weighted average diluted shares	416,105,389	414,414,173	414,344,822	414,870,801
(1) Statutory tax rates used to calculate the tax effect of the adjustments.

Reconciliation of Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$20,640	$39,696	$65,190	$118,320
Acquisition of property and equipment	(12,966)	(15,127)	(59,518)	(57,450)
Free Cash Flow	$7,674	$24,569	$5,672	$60,870

OTHER FINANCIAL DATA

Revenue by Product

(In thousands, except percentages)	Three Months Ended December 31,				increase / (decrease)
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	148,969	52.8%	142,377	57.6%	6,592	4.6%	3.1%
Editorial	109,369	38.7%	90,103	36.4%	19,266	21.4%	19.9%
Other	23,949	8.5%	14,844	6.0%	9,105	61.3%	61.3%
Total revenue	$282,287	100.0%	$247,324	100.0%	$34,963	14.1%	12.7%
Certain prior year amounts have been reclassified to conform to the current year presentation.

(In thousands, except percentages)	Twelve Months Ended December 31,				increase / (decrease)
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	556,859	56.7%	552,828	58.9%	4,031	0.7%	0.2%
Editorial	369,643	37.7%	345,932	36.8%	23,711	6.9%	6.1%
Other	54,788	5.6%	40,527	4.3%	14,261	35.2%	35.2%
Total revenue	$981,290	100.0%	$939,287	100.0%	$42,003	4.5%	3.8%
Certain prior year amounts have been reclassified to conform to the current year presentation.

Balance Sheet & Liquidity

($ millions)	December 31, 2025	September 30, 2025	December 31, 2024
Cash & Cash Equivalents[1]	$90.2	$109.5	$121.2
Available under Revolving Credit Facility[2]	150.0	150.0	150.0
Total Liquidity	$240.2	$259.5	$271.2

Old Term Loans Outstanding - USD Tranche	$—	$—	$579.2
Old Term Loans Outstanding - EUR Tranche[3]	—	—	435.2
New Term Loans Outstanding - USD Tranche	40.1	40.1	—
New Term Loans Outstanding - EUR Tranche[3]	497.2	503.5	—
Total Balance - Term Loans Outstanding[4]	$537.2	$543.5	$1,014.4

Short-term debt, net[4]	$696.5	$21.1	$—
Senior Unsecured Notes	$300.0	$300.0	$300.0
Senior Secured Notes	$1,168.3	$539.9	$—

1 Excludes restricted cash of $635.1 million as of December 31, 2025, $4.1 million as of September 30, 2025 and $4.1 million as of December 31, 2024.
2 Our Revolving Credit Facility was effective May, 2023 and matures May, 2028.
3 Face Value of Debt is €423.5 million as of December 31, 2025 converted using FX spot rate of 1.17, €429.0 million as of September 30, 2025 converted using FX spot rate of 1.17, and €419.0 million as of December 31, 2024 converted using the FX spot rate of 1.04 as of that date.
4 Represents face value of debt, not GAAP carrying value.

Investor Contact:
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Steven Kanner
Investorrelations@gettyimages.com
Media Contacts:
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Anne Flanagan
Anne.flanagan@gettyimages.com